Exhibit 4.6

SCHEDULE

to the

2002

Master Agreement

dated as of June 23, 2004

between AIG FINANCIAL PRODUCTS CORP. (“Party A”)

and

GE CAPITAL CREDIT CARD MASTER NOTE TRUST (“Party B”)

Part 1

Termination Provisions

In this Agreement —

(a)                                  “Specified Entity” means in relation to Party A and Party B for the purpose of Sections 5(a)(v), (vi), (vii) and Section 5(b)(v):  Not applicable.

(b)                                 “Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)                                  The “Failure to Pay or Deliver” provision of Section 5(a)(i) is hereby amended by replacing each reference to the word “first” with the word “third” in the third line thereof.

(d)                                 The “Breach of Agreement” provision of Section 5(a)(ii) will not apply to Party A and will not apply to Party B.

(e)                                  The “Misrepresentation” provision of Section 5(a)(iv) will not apply to Party A and will not apply to Party B.

(f)                                    The “Cross Default” provisions of Section 5(a)(vi) will not apply to Party A and will not apply to Party B.

(g)                                 The “Bankruptcy” provision of Section 5(a)(vii) is hereby amended by replacing “15” with “30” in the 16th and 23rd lines thereof.

(h)                                 The “Credit Support Default” provision of Section 5(a)(iii) will apply to Party A and will not apply to Party B; provided, however, that Party A shall have a 30-days grace period following the occurrence of an event under Section 5(a)(iii) to cure such event before it becomes an Event of Default.

(i)                                     The “Force Majeure Event” provision of Section 5(b)(ii) will not apply to Party A and will not apply to Party B.

(j)                                     The “Credit Event Upon Merger” provisions of Section 5(b)(v) will not apply to Party A and will not apply to Party B.

(k)                                  The “Automatic Early Termination” provisions of Section 6(a) will not apply to Party A and will not apply to Party B.

(l)                                     “Termination Currency” means United States Dollars.

(m)                               Additional Termination Event will apply.  The following shall constitute an Additional Termination Event in which Party A shall be the sole Affected Party:

(i)  Credit Downgrade – Party A.  If at any time (i) the unsecured debt rating of Party A and Party A’s Credit Support Provider is withdrawn by or reduced below “A+” (long-term) or “F-1” (short-term) if rated by Fitch Ratings (“Fitch”); or (ii) the unsecured debt ratings of Party A and Party A’s Credit Support Provider are withdrawn or reduced below “A+” (long-term) or “A-1” (short term) by Standard & Poor’s Rating Services (“S&P”); or (iii) (a) Party A and Party A’s Credit Support Provider has both long and short term unsecured debt ratings from Moody’s Investors Service, Inc. (“Moody’s”), and any such rating is withdrawn, reduced below (or put on watch for downgrade at) “A1” (long term) or “P-1” (short-term) or (b) Party A and Party A’s Credit Support Provider has only a long-term unsecured debt rating from Moody’s and such rating is withdrawn, reduced below (or put on watch for downgrade at) “Aa3” (any of the above referenced withdrawals or reductions being herein referred to as a “Downgrade”); then Party A’s Credit Support Provider shall promptly notify Party B by telephone (promptly confirmed in writing), and Party B then shall notify the Rating Agencies.  Party A shall then, at its own expense, (in consultation with Party B), within 30 days of the date of the Downgrade, enter into a “Qualifying Substitute Arrangement” (as defined below) to assure performance by Party A of its obligations under the Transactions.  Failure by Party A to enter into a Qualifying Substitute Arrangement pursuant to this provision shall be an Additional Termination Event in which Party A is the sole Affected Party.

“Qualifying Substitute Arrangement” shall mean one of the following arrangements satisfactory to the Rating Agencies:  (i) providing an unconditional guaranty to Party B covering all of the obligations under this Agreement and all Transactions hereunder in which the guarantor satisfies the Counterparty Ratings Requirement or procuring a Letter of Credit Transaction, in each case, reasonably satisfactory to Party B and procuring a Ratings Reaffirmation; (ii) procuring a Replacement Transaction which replaces all Transactions outstanding under this Agreement with Transactions on identical terms and procuring a Ratings Reaffirmation or (iii) post collateral pursuant to the ISDA Credit Support Annex to be negotiated by the parties at such time, provide an opinion of counsel that such posted collateral shall not be subject to the bankruptcy estate of Party A and procuring a Ratings Reaffirmation. For the avoidance of doubt, any action taken by Party A pursuant to sub-paragraphs (i) or (iii) shall not preclude Party A from taking any other action pursuant to (i), (ii) or (iii) above.  Upon the successful completion of any such assignment to a replacement counterparty, Party A’s obligations to post collateral, if any, shall terminate and Party B shall release its security interest in, and return to Party A, any then-posted collateral. Notwithstanding the previous two sentences, if Party A’s and Party A’s Credit Support Provider’s (a) long-term unsecured debt rating by Moody’s is withdrawn, suspended or reduced to “A2” or below where Party A and Party A’s Credit Support Provider has only a long-

term unsecured debt rating; (b) long-term and short-term unsecured debt rating by Moody’s is withdrawn, suspended or reduced to “A3” or below or to “P-2” or below, respectively, where Party A and Party A’s Credit Support Provider has both a long-term and a short-term debt rating; (c) short-term unsecured debt rating from S&P is withdrawn, suspended or reduced below “A-1”; or (d) long-term unsecured debt rating by S&P is withdrawn, suspended or reduced below “A+”; Party A must procure a Replacement Transaction pursuant to sub-paragraph (ii) above or provide a guaranty pursuant to sub-paragraph (i) above.  In the event that Party A has posted collateral pursuant to sub-paragraph (iii) above and the ratings of Party A’s Credit Support Provide are subsequently withdrawn, suspended or reduced below the ratings set forth in the preceding sentence, Party A shall, within 30 days of the date of the subsequent Downgrade, procure a Replacement Transaction pursuant to sub-paragraph (ii) above or provide a guaranty pursuant to sub-paragraph (i) above.

“Counterparty Ratings Requirement” means with respect to any entity, that either such entity or its Credit Support Provider, has (i) (a) a Moody’s long-term unsecured debt rating of at least “Aa3”, and if a short-term rating has been provided, such rating shall be at least “P-1”, and (ii) an S&P long-term unsecured debt rating of at least “AA-”, and if a short-term rating has been provided, such rating shall be at least “A-1”; and, notwithstanding the foregoing, if such entity or its Credit Support Provider, has a Fitch long-term unsecured debt rating, such rating shall be at least “A+” and if such entity or its Credit Support Provider has a short-term unsecured debt rating, such rating shall be at least “F-1”.

 “Ratings Reaffirmation” means an affirmation of ratings from each Rating Agency that the Counterparty (or proposed counterparty in the event of a proposed transfer or replacement of Party A, with applicable credit enhancement, meets the Counterparty Ratings Requirement.

“Replacement Transaction” means a transaction, with terms satisfactory to Party B, with a replacement counterparty meeting the Counterparty Rating Requirement who shall assume, at no cost to Party B, Party A’s position under this Agreement and all Transactions hereunder.

(n)                                 Discontinued Agency.  If one of the foregoing credit rating agencies ceases to be in the business of rating Debt Securities and such business is not continued by a successor or assign of such agency (the “Discontinued Agency”), Party A and Party B shall jointly (i) select a nationally-recognized credit rating agency in substitution thereof and (ii) agree on the rating level issued by such substitute agency that is equivalent to the ratings specified herein of the Discontinued Agency, whereupon such substitute agency and equivalent rating shall replace the Discontinued Agency and the rating level thereof for the purposes of this Agreement. If at any time all of the agencies specified herein with respect to a party have become Discontinued Agencies and Party A and Party B have not previously agreed in good faith on at least one agency and equivalent rating in substitution for each Discontinued Agency and the applicable rating thereof, the Downgrade provisions of Part 1(m) shall cease to apply to the parties.

Part 2

Tax Representations

(a)                                  Payer Tax Representation.  For the purpose of Section 3(e) of this Agreement, Party A and Party B make the following representation:

It is not required by applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other party under this Agreement.  In making this representation, it may rely on:

(i)                                     the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement;

(ii)                                  the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement (as such Section 4(a)(iii) is modified in Part 5(h)(ii) hereof) and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) (as such Section 4(a)(iii) is modified in Part 5(h)(ii) hereof) of this Agreement; and

(iii)                               the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement; except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of this Agreement by reason of prejudice to its legal or commercial position.

(b)                                 Payee Tax Representations.  For the purpose of Section 3(f) of this Agreement, Party A and Party B make the representations specified below, if any:

(i)                                     Party A and Party B make the following representation:

It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for United States federal income tax purposes and an “Exempt recipient” within the meaning of section 1.6049-4(c)(1)(ii) of United States Treasury Regulations.

(c)                                  Modified Tax Provisions.  Party B’s obligations under Section 2(d)(i) of this Agreement shall be limited to complying with clauses (1), (2) and (3) thereof and Party B shall not be obligated to pay any amount owing by it under clause (4).

Part 3

Agreement to Deliver Documents

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each Party agrees to deliver the following documents, as applicable:

(a)                                  Tax forms, documents or certificates to be delivered are:

Party Required to Deliver Documents	Form/Document/ Certificate	Date by which to be delivered	Covered by §(3)(d) Representation

Party A and Party B	A correct, complete and executed U.S. Internal Revenue Service Form W-9 (or any successor thereto), including appropriate attachments.	Upon execution of the Agreement and upon request of the other party.	N/A

(b)                                 Other documents to be delivered are:

Party Required to Deliver Documents	Form/Document/ Certificate	Date by which to be delivered	Covered by §(3)(d) Representation

Party A

A copy of the most recent annual report of such party or its Credit Support Provider, as applicable, containing audited consolidated financial statements for such fiscal year certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles (“GAAP”) in the party’s country of organization, or, in lieu thereof, a copy of such party’s most recent Form 10-K as filed with the Securities and Exchange Commission.

		Upon request of the other party and within a reasonable time after public availability (or, if such party is not a public reporting entity, within a reasonable time of such request).	Yes

Party A

With respect to the first three quarters of its fiscal year, a copy of the unaudited consolidated financial statements of such party or of such Party’s Credit Support Provider, if applicable, for its most recent fiscal quarter prepared in accordance with GAAP on a basis consistent with that of the annual financial statements of such party, or, in lieu thereof, a copy of such party’s Form 10-Q as filed with the Securities and Exchange Commission.

		Upon request of the other party and within a reasonable time after public availability (or, if such party is not a public reporting entity, within a reasonable time of such request).	Yes

Party A & B	Evidence, reasonably satisfactory in form and substance to the receiving party, concerning the due execution and delivery of this Agreement or such Confirmation.	At or promptly following the execution and delivery of this Agreement and the execution and delivery of any Confirmation (if such Confirmation so requires).	Yes

Party A & B	Legal opinion in a form satisfactory to the other party.	Upon execution of the Agreement.	No

Part 4

Miscellaneous

(a)                                  Addresses for Notices.  For the purpose of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

Address:	50 Danbury Road
Wilton, CT 06897-4444

Attention:	Chief Financial Officer (with a copy to General Counsel)

Telephone:	203-222-4700

Facsimile:	203-222-4780

Address for notices or communications to Party B:

Address:	GE Capital Credit Card Master Note Trust,
in care of General Electric Capital Corporation,
1600 Summer Street, 4th Floor
Stamford, CT 06927

Attention:	Manager Finance - Securitization

Telephone:	203-585-6586

Facsimile:	203-585-6564

(b)                                 Process Agent.  For the purpose of Section 13(c) of this Agreement:

Party A appoints as its Process Agent:  Not applicable

Party B appoints as its Process Agent:  Not applicable

The provisions of Section 13(c) of this Agreement shall be modified by the deletion of the words “12(a)(iii)” from the third sentence thereof.

(c)                                  Offices.  The provisions of Section 10(a) shall apply to this Agreement; provided, however, that the first sentence of Section 10(a) is hereby amended by deleting the words “except that a party will not have recourse to the head or home office of the other party in respect of any payment or delivery deferred pursuant to Section 5(d) for so long as the payment or delivery is so deferred.”

(d)                                 Multibranch Party.  For the purpose of Section 10(b), Party A is not a Multibranch Party.  Party B is not a Multibranch Party.

(e)                                  Calculation Agent.  The Calculation Agent shall be Party A, unless Party A is a Defaulting Party in which case the Calculation Agent will be Party B.

(f)                                    Credit Support Document.  Details of any Credit Support Document: With respect to Party A,  the guaranty issued by American International Group, Inc. (“AIG”), in a form satisfactory to Party B.  With respect to Party B, not applicable.

(g)                                 Credit Support Provider.  Credit Support provider means with respect to Party A, AIG.  With respect to Party B, not applicable.

(h)                                 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

(i)                                     Netting of Payments.  “Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) of this Agreement to all Transactions (in each case starting from the date of this Agreement).

(j)                                     “Affiliate” will have the meaning specified in Section 14 provided that Party B is deemed to have no Affiliates.

(k)                                  Absence of Litigation. For the purpose of Section 3(c):—

“Specified Entity” means in relation to Party A: Not applicable.

“Specified Entity” means in relation to Party B: Not applicable.

(l)                                     No Agency.  The provisions of Section 3(g) will apply to this Agreement.

(m)                               Additional Representation will apply to both parties.  For the purpose of Section 3 of this Agreement, the following will constitute an Additional Representation:—

(i)                                     Non-Reliance.  It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary.  It is not relying on any communication (written or oral) or the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction.  No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii)                                  Assessment and Understanding.  It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction.  It is also capable of assuming, and assumes, the risks of that Transaction.

(iii)                               Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(iv)                              Eligible Contract Participant. It is an “eligible contract participant” as defined in Section la(12) of the Commodity Exchange Act, as amended.

(v)                                 FDICIA/Regulation EE. In addition to the foregoing representations, Party A represents to Party B either that (1) it is a Financial Institution as defined in Section 402(9) of the Federal Deposit Insurance Corporation Improvement Act of 1991, or (2) (A) it will engage in Financial Contracts (as defined in Section 2 of Regulation EE of the Federal Reserve Board (12 C.F.R. §231.2)) as a counterparty on both sides of one or more Financial Markets (as defined in Section 2 of Regulation EE of the Federal Reserve Board (12 C.F.R. §231.2)), and (B) that, on the date of this Agreement, it meets at least one of the tests set forth in Section 3(a)(1)-(2) of Regulation EE of the Federal Reserve Board (12 C.F.R. §231.3(a)(1)-(2)). The representation contained in clause (1) or clause 2(A) of this paragraph (h), as the case may be, will be deemed to be repeated by Party A on each date on which a Transaction is entered into.

(n)                                 Consent to Recording.  Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties in connection with this Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

(o)                                 Transfer.  Section 7 is hereby amended to read in its entirety as follows:

Except as stated under Section 6(b)(ii), in this Section 7 and Part 1(m) of the Schedule, and except for the assignment by way of security in favor of the Indenture Trustee under the Indenture Security Agreement, neither Party A nor Party B is permitted to assign, novate or transfer (whether by way of security or otherwise) as a whole or in part any of its rights, obligations or interests under this Agreement without the prior written consent of the other parties.  Notwithstanding the immediately foregoing sentence, Party A may transfer this Agreement to any Person, including, without limitation, another of Party A’s offices, branches or affiliates (“Transferee”) on five Business Days prior written notice to Party B, the Trustee and the Rating Agencies (so long as the Notes are Outstanding (as defined in the Indenture)); provided that, (i) if such transfer is to an entity other than the Party A Credit Support Provider, such notice shall be accompanied by a guarantee of the Party A Credit Support Provider of such Transferee’s obligations in substantially the form of Exhibit A hereto together with an opinion of counsel in form and substance reasonably satisfactory to the Trustee to the effect that such Guarantee is valid, binding and enforceable, or by a written confirmation from the Party A Credit Support Provider together with an opinion of counsel, each in form and substance reasonably satisfactory to the Trustee that the guarantee given in respect of Party A is valid, binding and enforceable and will apply to the obligations of the Transferee under this Agreement; (ii) as of the date of such transfer the Transferee will not, as a result of such transfer, be required to withhold or deduct on account of any Tax under Section 2(d)(i) (except in respect of default interest) amounts in excess of that which Party A would, on the next succeeding Scheduled Payment Date, have been required to so withhold or deduct unless the Transferee would be required to make additional payments pursuant to Section 2(d)(i)(4) corresponding to such excess except where the absence of such requirement is due to the operation of Section 2(d)(i)(4)(A) or (B); (iii) a Termination Event or Event of Default does not occur under this Agreement as a result of such transfer; and (iv) the Rating Agencies have confirmed in writing that such transfer will not result in a withdrawal or reduction of their then-current Rating of the Notes.  Party A agrees to cause such Transferee to make, and Party B agrees to make, such Payee Tax Representations and Payer Tax

Representations as may be reasonably requested by the other party immediately prior to such transfer.

Part 5

Other Provisions

(a)                            Recourse and Ranking.  The obligations of Party B under this Agreement, and under any Transaction executed hereunder, are solely the obligations of Party B.  No recourse shall be had for the payment of any amount owing in respect of any Transaction or any other obligation or claim arising out of or based upon this Agreement against any member, employee, officer, director or agent of Party B.  Any accrued obligations owing by Party B under this Agreement and any Transaction shall be payable by Party B solely to the extent that funds are available therefor from time to time in accordance with the provisions of the Indenture; provided that such accrued obligations shall not be extinguished until paid in full.  Notwithstanding any provisions contained in this Agreement to the contrary, Party B shall not be obligated to pay any amount pursuant to this Agreement unless Party B has received funds which may be used to make such payment and such payment is made in advance in accordance with the Indenture.  Any amount which Party B does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of Party B for any such insufficiency unless and until such payment is permitted under such preceding sentence.

(b)                                 Limitation of Defaults and Termination.   Notwithstanding the terms of Sections 5 and 6 of this Agreement, Party A shall be entitled to designate an Early Termination Date pursuant to Section 6 of this Agreement only as a result of the occurrence of an Event of Default set forth in Section 5(a)(i) or 5(a)(vii)(4) with respect to Party B as the Defaulting Party or a Termination Event set forth in Sections 5(b)(i) or 5(b)(iii) of this Agreement with respect to Party A as the Affected Party.

(c)                                  No Bankruptcy Petition Against the Company.  Party A hereby covenants and agrees that, prior to the date which is one year and one day after all the Notes (or any rated securities) issued by Party B have been paid in full it will not institute against, or join any other Person in instituting against, Party B any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

(d)                                 Transfers.  Notwithstanding Section 6 of the Agreement, no transfer by Party A shall be effective unless Party A obtains a Ratings Reaffirmation prior to such transfer.

(e)                                  Amendment.  No assignments, amendment, modification or waiver in respect of this Agreement will be effective unless (i) it is in writing and executed by each of the parties or confirmed by an exchange of telexes or facsimiles and (ii) except as waived by the Rating Agencies, the Rating Agencies shall have advised that such assignment or amendment will not result in a downgrade or withdrawal of the then-current rating on the Notes.

(f)                                    Capitalized Terms.  Capitalized terms used and not otherwise defined herein or in the Agreement or the 2000 Definitions (hereinafter defined) shall have the meanings assigned to them in the Master Indenture, dated as of September 25, 2003, among GE Capital Credit Card

Master Note Trust, as Issuer Deutsche Bank Trust Company Americas, as Indenture Trustee, as supplemented by an Indenture Supplement or amended from time to time (the “Indenture”).

(g)                                 Confirmations.  Notwithstanding anything to the contrary in this Agreement:

As soon as possible after entering into a Transaction hereunder, Party B shall complete a Confirmation in substantially the form set forth as an exhibit to the 2000 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (a “Confirmation”) setting forth the terms agreed by the parties and shall execute and send two copies of such Confirmation to Party A.  Upon execution and return of one copy of the Confirmation by Party A, the terms set forth in the Confirmation shall supersede and replace the original agreement, and such telephone agreement or electronic messages shall thereafter cease to be of any legal force or effect. Failure of Party A to sign and return a Confirmation shall not affect the validity or enforceability of the relevant Transaction.

(h)                                 Additional Tax Provisions.  (i) The definition of “Indemnifiable Tax” in Section 14 of this Agreement is modified by adding the following at the end thereof:

Notwithstanding the foregoing, “Indemnifiable Tax” also means any Tax imposed in respect of a payment under this Agreement by reason of a Change in Tax Law by a government or taxing authority of a Relevant Jurisdiction of the party making such payment, unless the other party is incorporated, organized, managed and controlled or considered to have its seat in such jurisdiction, or is acting for purposes of this Agreement through a branch or office located in such jurisdiction.

(ii)                                  Section 4(a)(iii) of this Agreement is modified by deleting the word “materially” in the sixth line thereof.

(iii)                               Gross Up.  The third line of Section 2(d)(i) of this Agreement is hereby amended by the insertion before the phrase “of any relevant gevernmental revenue authority” of the words “, application or official interpretation” and the insertion of the words “(either generally or with respect to a party to this Agreement)” after such phrase.

(iv)                              Section 14 Definitions.  The definition of “law” in Section 14 is hereby amended by the insertion of the words “either generally or with respect to a party to this Agreement” after the phrase “any relevant governmental revenue authority” and the addition of the words “Change in Tax Law,” before the words “and unlawful” in the second line.

(i)                                     Jurisdiction.  Section 13(b) of this Agreement is hereby amended by: (i) deleting the word “non-” in the second line of subparagraph (i)(2) thereof; (ii) adding the words “except as necessary to pursue enforcement of the judgment of any such court in other jurisdictions” to the last line of subparagraph (i)(2) thereof and (iii), deleting paragraph (iii) thereof.

(j)                                     Definitions.  Reference is hereby made to the 2000 ISDA Definitions (the “2000 Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), and the 1998 ISDA FX and Currency Option Definitions (the “FX Definitions”, as published by ISDA, The Emerging Markets Traders Association and The Foreign Exchange Committee which are hereby incorporated by reference herein and shall be deemed to be incorporated in each Confirmation hereunder. Any terms used and not otherwise defined herein which are contained in the 2000 Definitions or the FX Definitions shall have the meaning set forth therein.

(k)                                  Waiver of Contractual Right of Setoff.  Notwithstanding any provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all contractual rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between the two parties hereunder against any obligations between the two parties under any other agreements or otherwise.  The last sentence of the first paragraph of Section 6(e) and the definition of “Set-off” in Section 14 of this Agreement are deleted.

(l)                                     Waiver of Right to Trial by Jury.  Each party irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to trial by jury of any claim, demand or cause of action relating in any way to this Agreement or any Credit Support Document, whether sounding in contract or tort or otherwise, and agrees that either party may file a copy of this section with any court as evidence of the waiver of its jury trial rights.

(m)                               Conditions Precedent.  Section 2(a)(iii)(1) of the Agreement shall not apply to the obligations of Party B unless an Event of Default set forth in Sections 5(a)(i) or 5(a)(vii)(4) with respect to Party A has occurred and is continuing.

(n)                                 Amendment to Indenture  Party B agrees that it shall not amend, modify or waive any provisions in the Indenture or related documents without the consent of Party A if such amendment, modification or waiver would have a material adverse effect on Party A’s rights under this Agreement.

(o)                                 Calculations Upon Early Termination.  Section 6(d)(i) of this Agreement shall be modified by the addition of the following after the first sentence thereof: “If there are two Affected Parties, the second party shall deliver such statement no later than one Local Business Day (determined in respect of such second party) after the effective date of the statement delivered by the first party.”

(p)                                 Compliance with Part 1(m).  Party A hereby covenants and agrees that it shall comply with the requirements set forth in Part 1(m) of this Agreement.

Please confirm your agreement to the terms of the foregoing Schedule by signing below.

AIG FINANCIAL PRODUCTS CORP.

By:	/s/ Kathleen M. Furlong
	Name:	Kathleen M. Furlong
	Title:	Vice President, Chief Financial Officer
and Treasurer

GE CAPITAL CREDIT CARD MASTER NOTE TRUST
By: The Bank of New York (Delaware), not in its individual capacity, but solely on behalf of the Trust

By:	/s/ Kristine K. Gullo
	Name:	Kristine K. Gullo
	Title:	Asst. Vice President